PROSPECTUS SUPPLEMENT NO. 1
                     (to prospectus dated February 19, 1999)

                                 589,133 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated February 19, 1999 relating to the potential offer and sale from time to time of up to 589,133 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated February 19, 1999, including any amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by Donald C. Thompson, who is no longer a selling stockholder, of 719 units to Donald C. Thompson Revocable Family Trust u/a/d 12/31/98;

     o the transfer by Leland A. and Margery Ann Hodges in December 1999 of 1,000 units to North Texas Public Broadcasting, Inc.; and

     o the transfer by Leland A. and Margery Ann Hodges in December 1999 of 4,000 units to Community Foundation of North Texas, Inc.

                                            Number of Shares and Units Owned              Number of Shares
Name                                              Before the Offering                      Offered Hereby

Donald C. Thompson
Revocable Family Trust
u/a/d 12/31/98                                           39,243                                  719(2)

Leland A. and Margery Ann Hodges
                                                         55,000                               55,000(5)

North Texas Public Broadcasting,
  Inc.                                                        0                                1,000(5)

Community Foundation of
  North Texas, Inc.                                           0                                4,000(5)

            The date of this prospectus supplement is March 24, 2000.